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                                                                    EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the registration statement of Universal Compression Holdings, Inc. on Form S-8 (File No. 333-37648) and the registration statements of Universal Compression Holdings, Inc. on Form S-3 (File Nos. 333-46208 and 333-50302) of our report dated April 2, 1999, with respect to the consolidated balance sheets of Global Compression Holdings, Inc. and subsidiaries as of February 2, 1999, and December 31, 1998 and 1997 and the related consolidated statements of operations, stockholder's equity and cash flows for the period January 1, 1999 through February 2, 1999 and the years ended December 31, 1998 and 1997, which report is included in this Form 8-K of Universal Compression Holdings, Inc. dated November 30, 2000.


/s/ KPMG LLP

KPMG LLP
Dallas, Texas
November 30, 2000